February 26, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

                         Garden Fresh Restaurant Corp.

We have read Item 4 of Garden Fresh Restaurant Corp.'s Form 8-K dated February 26, 1999 and are in agreement with the statements contained in Item 4 therein.

Yours very truly,



PRICEWATERHOUSECOOPERS LLP